EXHIBIT 21

Subsidiaries of Reed’s, Inc.

February 4, 2025, the Company formed a new subsidiary, Reed’s (Asia) Limited (a company formed under the laws of the British Virgin Islands).

On February 20, 2025, Reed’s (Asia) Limited acquired 100% of the outstanding common stock of Roci Labo Inc., a Japanese corporation (the “Reed’s Japan Transaction”). On March 18, 2025, Reed’s Asia received Japanese government approval for the Reed’s Japan Transaction. The new subsidiary, is operating as Reed’s Japan Co., Ltd.